Exhbit 99

SWANK, INC. ANNOUNCES GO-SHOP PROCESS
ALTERNATIVE PROPOSAL NOT TO MOVE FORWARD

Swank-Randa Merger Expected to Close in the Second Quarter of 2012

NEW YORK, NEW YORK, April 2, 2012:  Swank, Inc. (OTC: SNKI), a leading designer and marketer of men’s and women’s belts and men’s leather accessories, jewelry and suspenders, announced today that the third party who had submitted the previously announced alternative acquisition proposal to acquire all of Swank’s outstanding shares of common stock has decided not to move forward with the proposal.  As a result, the third party is no longer an “Excluded Party” under the terms of the previously announced agreement and plan of merger dated as of February 3, 2012 (the “Merger Agreement”), among Swank, Randa Accessories Leather Goods LLC (“Randa”), Swing Acquisition LLC, a wholly-owned subsidiary of Randa, and Swing Merger Sub, Inc., an indirect wholly-owned subsidiary of Randa.

           As previously announced, Swank has agreed under the Merger Agreement to be acquired by Randa for $10.00 a share, or total consideration of approximately $57.5 million.  Swank’s Board of Directors has unanimously approved the Merger Agreement with Randa, and Swank and Randa are proceeding with the transaction.  The closing of the merger with Randa, which is expected to be completed during the second quarter of 2012, is subject to the approval of Swank’s stockholders at a special meeting and other customary closing conditions.  Randa intends to fund the acquisition with a combination of existing cash and the proceeds of a new revolving credit facility from JPMorgan Chase Bank.

Under the terms of the Merger Agreement, Swank and its representatives had the right to solicit and encourage alternative acquisition proposals from third parties until 11:59 p.m., New York City time, on March 9, 2012, a period of 35 calendar days after the execution of the Merger Agreement. During the “go-shop” period, at the direction of the board of directors of Swank, representatives of Financo, Inc., Swank’s financial advisor (“Financo”), contacted a total of 76 potential acquirers that Swank and Financo believed might have been interested in a possible alternative transaction to the merger with Randa.  As a result of these efforts, Swank had received the alternative acquisition proposal.

About Swank, Inc.

Swank is engaged in the importation, sale and distribution of men’s and women’s belts and men’s leather accessories, suspenders, and jewelry. Swank distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products are distributed under the names “Kenneth Cole”, “Tommy Hilfiger”, “Nautica”, “Geoffrey Beene”, “Guess?”, “Tumi”, “Buffalo David Bitton”, “Chaps”, “Donald Trump”, “Pierre Cardin”, “US Polo Association”, and “Swank”. Swank also distributes men’s jewelry and leather items to retailers under private labels.

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THIS PRESS RELEASE IS NOT A REQUEST FOR OR SOLICITATION OF A PROXY OR AN OFFER TO ACQUIRE ANY SHARES OF THE COMMON STOCK OF SWANK. IN CONNECTION WITH THE PROPOSED TRANSACTION WITH RANDA, SWANK FILED A REVISED PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, ON MARCH 28, 2012 AND SWANK INTENDS TO FILE A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT MATERIALS WITH THE SEC. STOCKHOLDERS OF SWANK ARE URGED TO READ SWANK’S REVISED PRELIMINARY PROXY STATEMENT AND, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A DEFINITIVE PROXY STATEMENT WILL BE SENT TO SWANK’S STOCKHOLDERS SEEKING THEIR APPROVAL OF THE PROPOSED TRANSACTION. SWANK’S STOCKHOLDERS WILL BE ABLE TO OBTAIN THESE DOCUMENTS (WHEN AVAILABLE) FREE OF CHARGE AT THE SEC’S WEB SITE, HTTP://WWW.SEC.GOV. IN ADDITION, THEY MAY OBTAIN FREE COPIES OF THESE BY CONTACTING SWANK’S SECRETARY, JEROLD R. KASSNER, AT 656 JOSEPH WARNER BOULEVARD, TAUNTON, MASSACHUSETTS 02780, TELEPHONE: (508) 977-4484. SWANK’S STOCKHOLDERS ALSO MAY READ AND COPY ANY REPORTS, STATEMENTS AND OTHER INFORMATION FILED WITH THE SEC AT THE SEC PUBLIC REFERENCE ROOM AT 100 F STREET, N.E., WASHINGTON, D.C. 20549. PLEASE CALL THE SEC AT 1-800-SEC-0330 OR VISIT THE SEC’S WEBSITE FOR FURTHER INFORMATION ON ITS PUBLIC REFERENCE ROOM.

SWANK, ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE FORTHCOMING SOLICITATION OF PROXIES FROM THE HOLDERS OF SWANK COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION WITH RANDA. A LIST OF THE NAMES AND OTHER INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF SWANK IS AVAILABLE IN SWANK’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011, FILED WITH THE SEC ON MARCH 30, 2012, AND SWANK’S DEFINITIVE PROXY STATEMENT FOR ITS 2011 ANNUAL MEETING OF STOCKHOLDERS FILED WITH THE SEC ON JULY 15, 2011. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH POTENTIAL PARTICIPANTS IS INCLUDED IN THE REVISED PRELIMINARY PROXY STATEMENT AND WILL BE INCLUDED IN THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE.

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Forward Looking Statements

Note: This press release may contain forward-looking statements that are being made pursuant to the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information so long as those statements are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, general economic and business conditions; competition in the accessories markets, potential changes in customer spending; acceptance of product offerings and designs; the variability of consumer spending resulting from changes in domestic economic activity; any significant variations between actual amounts and the amounts estimated for those matters identified as critical accounting estimates, as well as other significant accounting estimates made in the preparation of financial statements; as well as geopolitical concerns. Accordingly, actual results may differ materially from such forward-looking statements. You are urged to consider all such factors. Any forward-looking statements relating to the transaction discussed above are based on our current expectations, assumptions, estimates and projections and involve significant risks and uncertainties, including the many variables that may impact or are related to consummation of the transaction, SEC regulatory review of our filings related to the transaction and the continuing determination of Swank’s Board of Directors that the transaction is in the best interests of all stockholders. Swank and Randa assume no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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Contact for Swank, Inc.: John Tulin, Chairman, 212-867-2600